                                                                 EXHIBIT 99.5(A)

                        KEYSTONE INTERNATIONAL FUND INC.
                              BOSTON, MASSACHUSETTS

Keystone Management, Inc.
3800 Howard Hughes Parkway
Las Vegas, Nevada 89109
                                                                 August 19, 1993
Dear Sirs:

                         INVESTMENT MANAGEMENT AGREEMENT

  KEYSTONE INTERNATIONAL FUND INC. (the "Fund") has been incorporated under the laws of Massachusetts to engage in the business of investing in securities. Its Board of Directors has selected you to act as investment manager of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you as follows:

  1. Advisory Services -- You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund's portfolio. You will recommend what securities shall be purchased for the portfolio of the Fund, what portfolio securities shall be sold by the Fund, and what portion of the Fund's assets shall be held uninvested. You shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors and the appropriate committees of such Board regarding the foregoing matters and the general conduct of the investment business of the Fund.

  2. Expenses of Operation -- You will pay the ordinary office expenses of the Fund including its rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Fund other than those enumerated in this paragraph 2 and in particular, but without limiting the generality of the foregoing, will not be required to pay brokers' commissions; legal, auditing, and registrar's fees and expenses; taxes and governmental fees; the cost of sale, underwriting, distribution, redemption, transfer or repurchase of shares of the Fund; the expenses of registering or qualifying securities for sale; the cost of preparing and distributing reports and notices to shareholders; or the fees or disbursements of custodians of the Fund's assets including expenses incurred in the performance of any obligations enumerated in the Articles of Organization or Bylaws of the Fund, insofar as they govern agreements with any such custodian.

  3. Compensation to the Adviser -- For all services to be rendered and payments made as provided in paragraphs 1 and 2 hereof, the Fund will pay you a management fee, which shall be deducted daily from the assets of the Fund at the rate of (a) .75 of 1% per annum of the total daily net asset vlaue of the Fund for those assets of the Fund which are less than $200,000,000; (b) .65 of 1% per annum of the total daily net asset value of the Fund for those assets of the Fund which are $200,000,000 or more, but less than $400,000,000; (c) .55 of 1%
per annum of the total daily net asset value of the Fund for those assets of the Fund which are $400,000,000 or more, but less than $600,000,000 and (d) .45 of 1% per annum of the total daily net asset value of the Fund for those assets of the Fund which are $600,000,000 or more.

  4. Avoidance of Inconsistent Position -- In connection with purchases or sales of portfolio securities for the account of the Fund, neither you nor any of your directors, officers or employees will act as principal or agent or receive any commission.

  5. Investment Adviser -- You may enter into an agreement to retain, at your own expense, Keystone Custodian Funds, Inc. or any other firm or firms ("Adviser") to provide the Fund all of the services to be provided by you hereunder, if such agreement is approved as required by law. Such agreement may delegate to such Adviser all of your rights, obligations and duties hereunder.

  6. Limitation of Liability of Manager -- You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Fund shall be deemed when acting within the scope of his employment by the Fund to be acting in such employment solely for the Fund and not as your employee or agent.

  7. Duration and Termination of this Agreement -- This Agreement shall go into effect on the date hereof and, unless terminated as provided in this paragraph 6 or in paragraph 7 hereof shall continue in effect until July 1, 1994; thereafter it shall continue in effect from year to year but only so long as such continuance is approved at least annually by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund. In addition, this Agreement shall not be entered into, renewed or performed unless the terms of this Agreement and any renewal thereof have been approved by the vote of a majority of the Directors of the Fund, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated either by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund or by you. Such termination shall be effective after 60-days' notice and shall be without penalty. This Agreement shall automatically terminate in the event of its assignment.

  8. Amendment of this Agreement -- No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no amendment of this Agreement shall be effective until approved by the vote of a majority of the Fund's outstanding voting securities.

  9. Miscellaneous -- The captions in this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  As used in this Agreement, the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940.

  If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract.


                                         Yours very truly,


                                         KEYSTONE INTERNATIONAL FUND INC.


                                         By:/s/ Ralph J. Spuehler, Jr.
                                            ----------------------------
                                             Title: Treasurer

   fcThe foregoing Agreement is hereby accepted as of the date thereof.


                                         KEYSTONE MANAGEMENT, INC.


                                         By: /s/ Edward Godfrey
                                             ----------------------------
                                             Title: Treasurer